Exhibit 11

Boise Cascade Corporation and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended
	March 31
	_________________________________________________________________________
	2004	2003
	__________	__________
	(thousands, except per-share amounts)
Basic
Income (loss) before cumulative effect of accounting changes	$63,465	$(18,743)
Preferred dividends (a)	(3,366)	(3,266)
	__________	__________
Basic income (loss) before cumulative effect of accounting changes	60,099	(22,009)
Cumulative effect of accounting changes, net of income tax	-	(8,803)
	__________	__________
Basic income (loss)	$60,099	$(30,812)
	========	========

Average shares used to determine basic income (loss) per common share	86,075	58,289
	========	========

Basic income (loss) per common share before cumulative effect of accounting changes	$0.70	$(0.38)
Cumulative effect of accounting changes, net of income tax	-	(0.15)
	______	______
Basic income (loss) per common share	$0.70	$(0.53)
	=====	=====
Diluted
Basic income (loss) before cumulative effect of accounting changes	$60,099	$(22,009)
Preferred dividends eliminated	3,366	3,266
Supplemental ESOP contribution	(3,063)	(2,936)
	__________	__________
Diluted income (loss) before cumulative effect of accounting changes	60,402	(21,679)
Cumulative effect of accounting changes, net of income tax	-	(8,803)
	__________	__________
Diluted income (loss)	$60,402	$(30,482)
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Average shares used to determine basic income (loss) per common share	86,075	58,289
Restricted stock, stock options, and other	1,883	176
Series D Convertible Preferred Stock	3,309	3,415
	__________	__________
Average shares used to determine diluted income (loss) per common share	91,267	61,880
	========	========

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.66	$(0.35)
Cumulative effect of accounting changes, net of income tax	-	(0.14)
	______	_____
Diluted income (loss) per common share (b)	$0.66	$(0.49)
	=====	====

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's employee stock ownership plan (ESOP) is net of a tax benefit.
(b)	For the three months ended March 31, 2003, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.